Exhibit 99.10

Translation from Hebrew

Companies Law – 5759-1999

Articles of Association for the Management of a Private Company Limited by Shares

General

1.	Company name in Hebrew:	Sindolor Medical Ltd.

	Company name in English:	Sindolor Medical Ltd.

Company number:

	Company address:	the Company’s registered office is: 7 Jabotinsky Street Ramat-Gan 52520

Interpretation and Definitions

2.

2.1	The provisions of the Law (as the term is defined in these Articles) shall apply and obligate the Company, its shareholders and officers, except with respect to matters for which these Articles provide otherwise in accordance with the Law.

2.2	Terms used in the Articles and not defined herein, shall bear the same meaning as in the Law (as defined hereafter). In the event that a term is not defined in the Law, it will bear the meaning set forth in the Ordinance (as it applies when the Articles first come into effect), and all as subject to what is explicitly set forth in these Articles except for when the context requires otherwise.

2.3	In these Articles the following terms shall bear the meaning ascribed to them on the left side of the table:

The Law – The Companies Law, 5759-1999, and the Regulations promulgated or to be promulgated thereunder.

The Ordinance – The Companies Ordinance [New Version] and the Regulations promulgated thereunder in force on the date when the Articles first came into effect.

These Articles – These Articles of Association as in effect on the relevant dates.

2.4	All statements in singular form apply as plural and vice versa. All statements in masculine form apply as feminine and vice versa, and all statements referring to an individual include a corporation and vice versa.

Translation from Hebrew

Limitation of Liability

3.	The liability of a shareholder of the Company to debts of the Company will be limited to the payment of the full allocation price of the shares owned by such shareholder. Upon payment of the allocation price, as aforesaid, the shareholder and transferees shall not be liable to the Company, other than in accordance with a written undertaking or by virtue of a provision of law.

The Company as a Private Company

4.	The Company is a private company and as such the following provisions shall apply:

4.1	The right to transfer shares will be limited as stated in these Articles.

4.2	The number of shareholders of the Company shall not exceed fifty, excluding those who are employed by the Company and/or were formally employed by it and at the time of employment and thereafter continued to be members of the Company. For the purpose of this subsection, two people (or more) that jointly hold one share shall be deemed a single shareholder.

4.3	The Company may have only one shareholder.

4.4	The Company shall be authorized to donate from time to time reasonable amounts of its profits for worthy causes, even if such donation is not intended to increase the Company’s profits and is not within the framework of business considerations.

The Purposes

5.	The purposes for which the Company was founded:-

To initiate, organize, manage and engage, in Israel and abroad, in any business and matter permissible by law.

Company Share Capital

6.

6.1	The authorized share capital of the Company is NIS 100,000,000 to be divided into 10,000,000,000 ordinary shares of NIS 0.01 par value each.

6.2	The ordinary shares shall have equal rights among them and provide their holders with the following rights:

6.2.1	Each ordinary share shall provide its holder with the right to be invited to all types of Company’s meetings, to participate in all votes and to vote therein, and every shareholder present at the meeting, whether in person or by proxy, shall be entitled to one opinion for every share.

Translation from Hebrew

6.2.2	Each ordinary share shall provide its holder with the right to participate in the distribution of the Company’s profits, to receive dividends and benefits from the Company, as well as the right to participate in the distribution of surplus assets at the time of its liquidation and receive, in the event of liquidation, the par value of the share along with the premium paid for it.

The Company

7.

7.1	The General Meeting

7.1.1	The general meetings of the Company will be convened at least once every 12 (twelve) months, at a time and location determined by the Board of Directors, but no later than fifteen (15) months after the previous general meeting. These general meetings shall be termed “Regular Meetings.” The rest of the Company’s meetings shall be termed “Special Meetings.” The Regular Meeting shall receive and discuss the Board of Director’s report, the financial statements and the balance sheet, shall appoint the auditor and discuss all other matters that need to be discussed at the Company’s annual general meeting, in accordance with these Articles or the Law.

7.1.2	The directors are authorized to convene, as they deem appropriate, a Special Meeting, and they shall be obligated to convene an extraordinary meeting in accordance with the request of those entitled to do so in accordance with Section 63 of the Law, and if the directors do not convene such meeting, the requesting parties shall be authorized to convene the meeting, in accordance with the provisions set forth in section 64 of the Law. Every request to convene a meeting must specify the reasons for calling the meeting and such notice shall be delivered to the office signed by the requesting parties.

7.1.3	Notices of the general meeting – whether Regular or Special – shall be delivered to each individual who is entitled to participate, no later than 21 days prior to the meeting, in the manner determined by the Company at the shareholder’s meeting, however, it shall not be obligated to provide notice of the assembly of a general meeting, by placing a newspaper add, unless the Board of Directors has specifically determined that such action be taken.

Translation from Hebrew

Notwithstanding the aforesaid, the Company’s Board of Directors shall be entitled to convene a general meeting of the Company and provide a shorter notice than as set forth above (but in any event at least 7 days notice) if an urgent resolution is required. In addition, provided the consent of all members entitled to receive notices of a specific meeting is granted, such a meeting can be convened with shorter notice than that specified in this Article and in a manner that the shareholders deem suitable. In the event that all shareholders who are entitled to receive an invitation to a meeting adopt a resolution regarding their waiver to receive advanced notice, then the aforesaid meeting shall be considered a meeting convened in accordance with the Law.

7.1.4	Notice of a general meeting shall specify the location and time of the meeting, as well as the agenda and a reasonable itemization of the topics to be discussed.

7.1.5	The general meeting’s agenda shall be determined by the Board of Directors and shall also include topics for which assembly of a Special Meeting is required, in accordance with the aforementioned Article 7.1.2, as well as any topic requested by one or more shareholders holding at least 10% (ten) percent of the voting rights in the general meeting, and provided the topic is appropriate for the general meeting. The Company’s Board of Directors shall provide written notice to all Company members that specifies the final agenda determined for the general meeting, no later than 7 days prior to the date set for the meeting.

In the event that the meeting’s agenda includes a proposal for an amendment to the Articles, then a draft of the proposed amendment shall be appended to the aforementioned notice.

7.1.6	Only matters specified in the agenda may be resolved at the general meeting.

7.1.7	A legal quorum at the general meeting (including an adjourned meeting) shall be present when members holding more than half of the votes entitled to vote at meetings of the Company are present. In the event that such quorum is not present, the meeting will adjourn for a week from the original date (and if this date falls on a Saturday or holiday, the first subsequent business day) to the same time and location. A legal quorum for an adjourned meeting shall be present when members holding at least third of the votes entitled to vote at meetings of the Company are present.

7.1.8	The chairman of a general meeting shall be the individual who serves as the chairman of the Board of Directors at the time the meeting is convened (and in his absence, another Board of Directors’ member and/or any other third party selected by the meeting).

Translation from Hebrew

7.1.9	At the Company meetings, owners of more than one ordinary share shall not be represented by more than one proxy, and for every Company shareholder the number of votes shall be equal to the number of ordinary shares owned by the shareholder.

7.1.10	Subject to the provision below in subsection 7.1.11 and subject to any law, proposals voted on at a general meeting shall be resolved by regular majority of holders of ordinary shares.

7.1.11	A written resolution signed by all shareholders of the Company shall be considered a valid resolution lawfully adopted at a meeting convened in accordance with the law.

7.1.12	The general meeting is entitled to assume authorities granted to the Board of Directors or another organ, whether in general or regarding a specific matter at a specific point in time. In the event that the general meeting assumes authorities granted to other organs in the Company as specified in this subsection, then the provisions of Law applicable to such matter shall apply to the members.

7.2	The Board of Directors

7.2.1	The Company’s Board of Directors shall be comprised of between 2 and 11 directors.

7.2.2	Subject to the provisions of the Company’s Articles, the office of a member of the Board of Directors shall be vacated, terminated or expire upon the occurrence of one (or more) of the following events:

(a)	The death of the director.

(b)	The director has been declared legally incompetent.

(c)	The director has bankrupt.

(d)	If the appointment was conditioned upon the occurrence of an event – upon occurrence of that event or its cessation, as applicable.

(e)	Upon occurrence of the provisions of Section 232 of the Law.

(f)	Pursuant to a ruling of the court of law as provided in Section 233 of the Law.

7.2.3	In the event that an office of a director appointed by a shareholder is vacated (as aforesaid in subsection 7.2.1 above) and the appointing shareholders’ percentage of holdings of Company’s shares has not decreased from the percentage he had at the time of the appointment, then such shareholder shall be authorized to appoint another director in stead of the individual whose office has vacated.

Translation from Hebrew

7.3	Operation of the Board of Directors

7.3.1	The chairman of the Board of Directors (and in his absence, the chairman of a meeting) shall be appointed by the Board of Directors, from among its members.

7.3.2	The legal quorum for Board of Directors meetings, other than in a specific matter requiring a special quorum, shall be the presence of a number of directors constituting a majority of the directors of the Company.

In the event that a Board of Directors meeting is lawfully convened and an appropriate quorum is not present at that time, then the meeting shall adjourn to that same time and same location for 7 days (and if this date falls on a Saturday or holiday, the first subsequent business day) and in such case at least a third of the members of the Board of Directors shall constitute a legal quorum.

7.3.3	Assembly of the Board of Directors’ meetings shall require advance notice of at least 7 days; however, all the directors can unanimously decide to convene a meeting irrespective of the aforesaid condition. Notice of the meeting shall be in writing and the authority to call a Board of Directors meeting shall vest with the chairman of the Board of Directors or any one of its members.

7.3.4	Subject to the provision of subsection 7.3.5 below, resolutions shall not be adopted at Board of Directors meetings, unless the meeting has been lawfully convened and the aforementioned quorum is present. The Board of Directors shall be able to conduct a discussion and adopt resolutions even if some of its members are participating in the meeting via telecommunication means, all subject to the applicable provisions of the Law.

7.3.5	Any proposed resolution, in writing and signed by all members of the Board of Directors serving at that time shall be considered to have been adopted by the Board of Directors at a meeting lawfully convened.

7.4	Voting at Board of Directors Meetings

7.4.1	Proposals brought for resolution at Board of Directors meetings shall be adopted by a majority vote.

7.4.2	Every Board of Directors member shall have one vote at Board of Directors meetings

7.4.3	The chairman of the Board of Directors (and in his absence, the chairman of a meeting) shall not have a deciding vote or an additional vote at Board of Directors meetings.

Translation from Hebrew

7.4.4	Subject to the provisions of any law applicable to the matter, a member of the Board of Directors shall be entitled to appoint a proxy to participate and vote on his behalf and in his place at the meetings of the Board of Directors, without having to provide advance notice on the appointment and/or to submit the proxy to the Company offices in advance. It is clarified that every director can serve as proxy and vote in any meeting in his own name and on behalf of another director that empowered him to do so, provided he presented an appropriate proxy from the director how appointed him at the start of the meeting.

7.4.5	An alternate of a director shall have the same number of votes as the member for whom he sits (and if the alternate director himself is a member, his vote will be counted in addition to the member for whom he sits).

7.5	Officers

The Board of Directors shall appoint the general manager based on his qualifications and suitability for the position and without any prior dependency on any existing (or non existing) interest between him and any of the Company shareholders. The other officers of the Company (excluding the directors and committees of the Board of Directors) shall be appointed by the general manager with the approval of the Board of Directors.

Limitation of Transferability and Holdings of Shares Allocated from the Company Share Capital

8.

8.1	Subject to the limitations specified in these Articles, the Company shares shall be transferrable. However, a Company shareholder interested in transferring them (hereinafter – the “Offeror”) shall not be entitled, subject to the provisions of subsection 8.2 and 8.3 hereinafter in particular and in these Articles in general, to transfer his shares, or any portion thereof, with or without consideration and/or in any other way, unless he first offered them to all other Company shareholders (hereinafter – the “Offerees”), and they will have priority, under terms of right of first refusal, to purchase the offered shares.

8.1.1	The offer shall be in writing and specify the number of shares for sale or transfer, the name of the individual or corporation to which the shareholder wishes to sell or transfer the offered shares to, the amount requested for the offered shares, terms of payment, and all other relevant information (hereinafter in this section – the “Offer”).

8.1.2	The Offer shall be sent to all Offerees, to their addresses registered in the Company’s register.

8.1.3	A copy of every offer sent to the Offerees, as aforesaid, shall also be sent by the Offeror to the Company’s main office.

Translation from Hebrew

8.1.4	Within 21 days from the day the Offer is received (hereinafter – “Right of Refusal Period”), as aforesaid, the Offerees (each one) shall have the right to purchase all the offered shares. The right of refusal pursuant to this section shall be exercised via delivery of unconditional written notice by the Offerees, to be delivered to the Offeror and the Company prior to the conclusion of the period of time designated for it (hereinafter in this section – “Acceptance Notice”).

8.1.5	The shares and/or offered rights, as provided in the Offer, shall be transferred and sold within 5 business days from the conclusion of the aforesaid 21-day period to every Offeree who submitted an Acceptance Notice, under the terms of the Offer and against the consideration payment set forth in the Offer.

8.1.6	If more than one of the Offerees notifies of his desire to purchase the offered shares, then the members who submitted notices as aforesaid and ordered the offered shares shall be entitled to purchase offered shares relative to their holding rate of the Company’s shares at that time under the terms of the Offer and against the consideration payment set forth in the Offer.

8.1.7	In the event that all the Offerees provide notice of their refusal to purchase the offered shares, or fail to respond at all and/or fail to transfer funds for the offered shares, on the dates set forth in this Article 8.1, they shall be deemed to have refused to purchase the offered shares. Should only a portion of the Offerees submit an Acceptance Notice regarding only a portion of the offered shares, then those members exercising their rights shall be entitled to purchase the surplus offered shares within 7 additional days in accordance with a distribution among them as agreed by them, and in the absence of an agreement, a distribution reflecting their percentage holdings of the Company’s shares at the time.

8.1.8	In the event that the members fail to exercise their right to purchase all of the offered shares, as aforesaid, the Offeror shall be entitled (subject to the aforesaid in the Articles hereunder), to transfer all the offered shares to the person specified in his Offer, under terms specified in his Offer, and this during an additional 30 days from the conclusion of the Right of Refusal Period provided to the members.

8.1.9	In the event that the Offeror did not transfer the shares offered by him within the aforesaid period, he shall no longer be entitled to transfer his shares (or any part of them) to others unless he first offers them again, as specified in this section, and in such event the above Offer shall be recognized as a new offer, and all provisions of this section shall apply.

Translation from Hebrew

8.2	Notwithstanding the aforesaid, the transfer of Company shares requires an approval of the Company’s Board of Directors. The Board of Directors shall be entitled to refuse registration of the transfer of shares to the name of a proposed purchaser, who is not a company shareholder at such time only due to reasonable and substantial reasons that shall be specified in a notice of refusal, and which existence could substantially damage the Company’s business, as exemplified in the last paragraph of this subsection 8.2.

In the event the Board of Directors and the Company receive an Offer of the offering shareholder, the Board of Directors shall be obligated to notify of its refusal to register the transfer of shares to the proposed purchaser within 21 days of receipt of the Offer of the offering shareholder. If no refusal notice is provided within such time period, the Board of Directors shall not be entitled to refuse to register the transfer of shares, as set forth above.

Without derogating from the authorities allocated to the Board of Directors in these Articles and without the following indicating any closed-list of events, refusal of the Board of Directors to register the transfer of shares due to the transferee or controlling shareholders thereof being in conflict of interest with the Company, due to the transferee or his executives being convicted of offences which cast a disgrace, due to the objection of the Chief Scientist.

8.3	Notwithstanding the aforesaid, a shareholder may transfer and/or bequeath shares without having to offer them to other shareholders, to his immediate relatives (father, mother, son, daughter, grandson, granddaughter, sister, brother, spouse) (if he is an individual) and to corporations under his full control or another corporation under control of his shareholders or to his shareholders in it (if it is a corporation) (hereinafter: “Authorized Transferee”).

8.4	Each of the shareholders that transfers Company shares to another and/or to others guarantees that the purchaser or the transferee shall assume his rights (attached to the transferred shares) and the obligations of the transferring shareholder towards the Company and the remaining Company shareholders at such time, including his obligations in accordance with these Articles, including, but without limitation, his obligations according to this chapter.

Participation in the Sale of Company Shares (Tag Along)

9

9.1	If and as far as a shareholder (hereinafter: the “Seller”) wishes to sell his shares to an individual who is not his Authorized Transferee (hereinafter: the “Buyer” or the “Sale Transaction”, as applicable) then other shareholders shall have the right to participate in the Sale Transaction under the same terms as agreed upon between the Buyer and the Seller, relative to the number of Company shares held by the Seller at such time as compared to the number of Company shares held at that time by other shareholders interested in participating in the Sale Transaction.

Translation from Hebrew

9.2	The manner of exercising the right to tag along shall be as follows:

9.2.1	Within 21 (twenty one) days from the date of receipt of written notice from the Seller regarding the offer to sell his shares, the other shareholders shall notify if they intend on participating in the Sale Transaction (hereinafter: “Notice of Participation”). The Notice of Participation shall be irrevocable and unconditional; nevertheless the other shareholders shall be entitled to participate in the Sale Transaction at a quantity of Company shares that is less than the relative quantity to which they are entitled, as aforesaid in Article 9.1.

9.2.2	In the event that a Notice of Participation is delivered at the time set with respect therefor, the Company shares held by the other shareholders shall be included as part of the Sale Transaction, as set forth in Article 9.1.

9.3	A Condition for the approval of the transfer of shares to the Buyer is that the Seller and the Buyer shall provide the other shareholders an affidavit signed by each one of them separately, which confirms that the Sale Transaction was conducted in accordance with the terms specified in the Offer, and that the consideration for shares was paid in full and that there are no agreements or additional arrangements between the Seller and Buyer related, directly or indirectly, to the transferred shares, the price and the terms of their purchase, as specified in the Offer.

9.5	In the event that the shares have not been sold within 30 days from the conclusion of the above 21-day period in subsection 9.2.1, the shareholder’s rights as provided under Section 8 and subsection 9.1 above will again apply.

9.6	In the event of a conflict between the rights granted under Section 8 and the rights granted under Section 9, the provisions of Section 8 shall prevail.

Right to Participate in Share Allocation (Preemptive Right)

10.

10.1	Without derogating from the provisions of these Articles, in the event that the Company wishes to raise capital by allocating shares or any other securities that can be exercised or converted into shares, not through public issuance, the Company shareholders at that time will be granted the right to participate in raising capital under terms specified in the Company’s notice and to purchase the offered shares in a distribution that exercises this right, as aforesaid, according to their relative holdings at that time of Company shares and provided they undertake to do so within 90 days from the date the Company makes the offer.

Translation from Hebrew

10.2	For the avoidance of any doubt, it shall be hereby clarified that each of the Company’s shareholders that wishes to exercise his right as aforesaid in subsection 10.1 above shall be entitled to realize his right in relation to all or part of his shares quota in the allocation previously specified. In the event that the shareholder withheld or refused to exercise his aforesaid right regarding his part, in full or in part, the surplus shall be offered to the other shareholders that did exercise their right, with regard to their relative holdings, and they will be provided the right to exercise the surplus shares within 7 additional days and in accordance with the distribution that is relative to their holding rate at that time of ordinary shares of the Company.

10.3	In the event that the capital is not raised by the Company, as aforesaid in subsection 10.1 above, within 100 days of the date the notice is delivered to the Company’s shareholders, the shareholders’ rights shall reapply.

10.4	The provisions of this section 10 shall not apply to the allocation of Company shares to its employees or in the event of the exercise of options granted or to be granted to employees and other key persons in accordance with valid resolutions adopted by the Board of Directors of the Company.

Forced Sale of Shares by the Company Shareholders (Bring Along)

11.	In the event that a third party that is not a Company shareholder has offered to purchase all of the Company’s ordinary shares, and shareholders holding at least 60% of the Company’s ordinary shares have agreed to the offer, within 14 days from the date of receipt, the offeror may, within 14 additional days, notify, in writing, to all remaining shareholders that did not accept the offer, via the Board of Directors of the Company, that he wishes to purchase the Company’s ordinary shares held by such shareholders, and such shareholders shall be obligated to sell to the offeror their shares, within 14 days of the date of receipt of notice, at the same price and under the same terms at which the remaining ordinary shares shall be sold. Immediately upon obtaining agreement of required amount of shareholders interested in selling, as aforesaid, any transfer or transaction or granting of rights involving Company shares shall be prohibited, including imposition of liens or pledges. It shall be hereby clarified that the aforesaid does not derogate from the right specified in Article 8 above.

Financing Company Operations

12.

12.1	In the event that the Company requires capital for the financing of its operations, then, according to the resolution of the Board of Directors of the Company, the Company shall turn to its shareholders and offer them to participate in raising the anticipated capital as specified in section 10 above (hereinafter – “Raising Capital”).

Translation from Hebrew

12.2	In the event that a shareholder refuses or abstains from participating in Raising Capital, as aforesaid, then, pursuant to the adoption of an appropriate resolution, his rate of holding in Company shares shall be diluted, as required due to the participation of the remaining shareholders in Raising Capital.

Signatory Rights and Finances

13

13.1	The Company’s signatory rights shall be determined from time to time by the Board of Directors of the Company.

13.2	Subject to valid resolutions of the Board of Directors of the Company, all Company funds shall be deposited immediately upon being received in the Company’s bank account(s) and all Company expenses – excluding those expensed from a petty cash fund managed by the Company, as acceptable and in accordance with the instructions of the tax authorities – shall be conducted through withdrawal of checks on Company account(s) in the bank and/or through bank transfers.

Insurance and Indemnity

14.

14.1	Pursuant to the provisions of Section 261 of the Companies Law, the Company is entitled (but not obligated) to enter into a contract for insuring the liability of its officer, in full or in part, as a result of one of the following:

14.1.1	Breach of duty of care towards the Company or another individual.

14.1.2	Breach of fiduciary duty towards the Company, provided the officer acted in good faith and had reasonable grounds for assuming that the action would not hurt the interests of the Company.

14.1.3	Financial liability, imposed on him for the benefit of another person, due to an act performed in his capacity as an officer of the Company.

14.2	Pursuant to Section 260 of the Companies Law, the Company is entitled (but not obligated) to exempt its officer (even in advance) from liability due to damage caused by breach of the obligation of care, provided that the Company is not authorized to exempt, in advance, a director from his liability to the Company deriving from the breach of obligation of care in distribution. In addition, the Company shall be authorized to indemnify an officer as a result of one of the following:

14.2.1	Financial liability, imposed on him for the benefit of another, based on a ruling (including a ruling reached in compromise or arbitration that is approved by a court of law), due to an action performed in the capacity as an officer of the Company.

Translation from Hebrew

14.2.2	Reasonable legal expenses (including attorney’s fees) that the officer incurred or was required to pay by court ruling, in a proceeding filed against him by the Company or on its behalf or through another person or in a criminal indictment of which he was acquitted, all due to an action done while serving as an officer of the Company.

14.3	Despite the aforesaid in subsection 14.1 and subsection 14.2 above, the Company is not authorized to enter into an agreement for insuring the liability of an officer and/or to exempt him from liability or indemnify him, for financial liability imposed on him, as a result of one of the following:

14.3.1	Breach of fiduciary duty except for indemnification and insurance for breach of fiduciary duty as aforesaid in subsection 14.1.2 above.

14.3.2	Breach of duty of care done intentionally or recklessly, except if only performed negligently.

14.3.3	An action conducted out of an intention to illegally generate personal profit.

14.3.4	Fine or forfeit imposed on him.

14.4	Without derogating from the generality of the aforesaid, the Company shall be authorized to undertake advance or retroactive indemnification of an officer due to indebtedness or expenses as specified in this Section 14, in each of the cases specified in the Companies Law.

Financial Statements and Accounts

15

15.1	The Company shall maintain suitable accounts and registers according to what is customary in businesses similar to the Company’s business and in accordance with the demands of the Law from time to time. Without derogating from the generality of the aforesaid, the Company will act so that within 45 days from the conclusion of the quarter, the holders of ordinary shares will be presented with the Company’s audited quarterly reports and the annual audited reports will be arranged and signed within 60 days from the conclusion of the year, each year. The Company shall conduct all the operations including the bookkeeping, which shall enable the submission of the materials necessary for the Company’s accountant for purposes of conducting the audit or review of material, no later than 45 days from the conclusion of each quarter.

15.2	The Company shall prepare financial statements for each year that shall include a balance sheet for December 31 and a profit and loss statement for the period of a year that concluded on that same day, as well as additional financial statements, all in accordance with what is required by generally accepted accounting principals (hereinafter: “The Statements”).

Translation from Hebrew

15.3	The Statements shall be signed by at least two directors and shall include all the details that should be included under law.

15.4	The Board of Directors shall present the Statements that were approved by it at the annual meeting, and present a statement at the annual meeting that includes its explanations regarding the events and changes that took place regarding Company affairs and which influenced the Statements, as it sees fit to specify.

The Statements shall be kept at the Company’s registered office at least seven years from the date of their preparation, for purposes of review by the Company’s directors and holders of ordinary shares.

15.5	Holder of an ordinary share is entitled to receive a copy of the financial statements and the opinion of the auditor with respect thereto.

Copies of the reports shall be sent to all those entitled to receive notices of general meetings, according to these Articles, no later than 7 days prior to the date of assembling the annual meeting.

15.6	The Company’s books of account and all its other papers and documents regarding its affairs shall be kept at the Company’s main location of business or another place to be determined by the Board of Directors of the Company, and each and every one of the Company’s shareholders can, at any time, during regular business hours, review the books, accounts and registry (including records appearing on electronic, digital or any other means) for purposes of inspection or duplication, at his own expense.

15.7	As long as a public company holds at least 20% of the Company’s issued and outstanding share capital, the Company shall publish financial statements and provide the public company with financial statements, in accordance with the guidelines that obligate the public company and on dates determined for publication of the public company’s financial statements. Amendment to this Article shall be implemented only through a vote by all Company shareholders.

Audit

16.

16.1	At least once a year, the Company’s accounts, balance sheets and profit and loss statements shall be audited by an auditor.

16.2	The Company shall appoint an auditor every Regular General Meeting, who shall serve in such position until the next Regular General Meeting, and shall determine his compensation. The authorities, rights, liability and obligations of the auditor shall be in accordance with the provisions of the Law.

Translation from Hebrew

Minutes

17.

17.1	The Company shall maintain minutes of the proceedings that shall take place at general meetings and at meetings of the Board of Directors and its committees in registries designated for such matters, and shall maintain them in accordance with the provisions of the Law.

17.2	Minutes which appear to be signed by the chairman of the general meeting or the meeting in which the proceedings took place, as aforesaid, shall constitute prima facie evidence for the occurrences during such general meeting and/or meeting.

Notices

18.

18.1	Notice or any other document can be delivered by the Company to any individual, whether personally or via registered mail in Israel, in an addressed letter in accordance with the registered address of that shareholder who specified in writing to the Company as the address for delivery of notices or other documents.

A member that is not registered in the shareholders’ register as inscribed in the Law shall not be entitled to receive a notice from the Company.

18.2	Any notice or document sent by the Company via registered mail in Israel, to an address in Israel, shall be considered to have been received 4 business days from the date of submission to the post office, addressed to the correct address. If the address is abroad or the notice or document were sent via registered air mail from outside Israel to an address in Israel, they shall be considered to have been received 10 business days from the date of submission for delivery. Failure to deliver notice regarding a meeting or another notice to any shareholder – shall not cause the annulment of a resolution adopted at that meeting, or annul proceedings based on that notice. Any registration conducted in a regular manner on the Company’s books shall be considered as prima facie evidence of the delivery, as registered in those books.

Arbitration

19.

19.1	Any dispute and/or difference of opinions that arise among the Company shareholders or between the Company and any of its shareholders, regarding the management of the Company and anything related and deriving from these Articles of Association, and which is not resolved between the parties through amicable means or discussion, shall be handed over for decision by an individual arbitrator, who shall be appointed by agreement of the parties.

Translation from Hebrew

19.2	In the event that the parties do not reach an agreement regarding the arbitrator, within 14 days from the day one party called for it, then, the arbitrator shall be appointed by the authorized court of law located in Tel Aviv-Jaffa.

19.3	The arbitration shall be subject to the material law and the arbitrator shall be subject to the provisions and rules of the Chief Scientist that shall apply with regard to the Company as shall be in effect at such time. Legal procedures and the laws regarding evidence customary in the court of law shall not apply.

19.4	The arbitrator shall be authorized to provide any relief, decision or ruling, whether temporary or permanent, as he sees fit. The arbitrator shall be obligated to explain his ruling and decisions.

19.5	Provisions of this Article shall be considered the provisions of an arbitration agreement between the parties as defined in the Arbitration Law 5728-1968.

I/We, the undersigned, are hereby interested in founding a Company in accordance with these Articles of Association and hereby provide my/our consent to receive the type and number of shares, all specified as follows:

Signer Name	I.D./Private Company	Address	Number of Shares Allocated to Signatory	Signature
Mr. Yossi Roich	05421570-2	5 Hatishim Veshalosh St., Petach Tikva 49312	37,495	[—]
Mr. Yossi Roich in trust of Mr. Israel Roich I.D. 00235036-1	05421570-2	5 Hatishim Veshalosh St., Petach Tikva 49312	37,495	[—]
Mr. Michael Peri in trust for the attached list of shareholders in Appendix A of these Articles of Association.	00619543-2	30 Melchet Tel Aviv 65234	42,700	[—]
Prof. Michael Peri	00619543-2	30 Melchet St., Tel Aviv 65234	32,290	[—]

Translation from Hebrew

Signed on May 1, 2007

I, the undersigned, [stamp: Amir Steinhertz, Adv.], Adv. From 3 Hayetzira St., Ramat-Gan, hereby confirm that the aforesaid shareholders signed these Articles of Association.

    [stamp]

Registered No. 43890

Signature + Stamp

Appendix A

Signer Name	I.D./Private Company	Address	Number of Shares Allocated to Signatory
Dr. Aryeh Ocko	00805285-4	40 Ha’Alon St. Timrat, 23840	8,000

Ilan Greenberg	05398881-2	15 Geula St. Haifa 33198	5,500

Com.Globtrade Ltd.	51357742-9	P.O. Boc 17375 Tel Aviv 61172	4,000

Dr. Arnon Peri	00619544-0	2 Steimatzky St. Tel Aviv	4,600

Zeev Ginsburg	01455625-6	6 Kalanit St. Alfei Menashe 44851	2,300

Natan Zisman	014485130	4 Ha’Eshel St. Kochav Yair	2,300

Yehiel Mond	00812971-0	3 Aharon Bakar St. Tel Aviv 69643	2,300

Roy Levin	01267089-9	15b Dvorah Hanevia St. Tel Aviv	2,300

Alex Samuel	00342587-3	20 Mendel Zinger St. Haifa	2,000

Yossi Gil-Or	00623274-3	30a Vitkin st. Ahuza, Haifa	2,000

Moshe Lipshitz	00683580-5	105 Einstein St. Ahuza, Haifa	2,000

Raphael Kobi	02302692-5	7 Dalton St., Kochav Yair, P.O. Box 704 44864	1,500

Michael Gal	00320407-0	48a Harofe St. Haifa 34367	1,500

Yaakov Sela	05122997-9	7a Technion Way, Nesher, Haifa 36701 P.O. Box 11181, Nesher, Haifa 36701	1,500

Ofir Shahaf	02261579-3	8 Meridor St. Tel Aviv 69411	900